[LETTERHEAD OF 1ST CONSTITUTION BANCORP]

March 3, 2003

Dear Shareholders:

I am pleased to report record operating results for the year ended December 31, 2002. For the year, net income reached $2,687,322, or $1.73 per diluted share. These results represent a 24.9 percent increase in net income and a 22.7 percent increase in diluted earnings per share, when compared to the net income and diluted earnings per share reported last year. For the quarter ended December 31, 2002, net income increased to $775,216, or $0.48 per diluted share, up 37.7 percent when compared to net income of $562,954 or $0.39 per diluted share reported in the fourth quarter of 2001. All per share amounts have been adjusted to give effect to a 5 percent stock dividend declared on December 19, 2002. Within a few weeks you will be receiving the annual report which details the results for the year.

Management is optimistic about the overall prospects of the company for 2003. The year has started on a positive note, and the internal momentum of 1st Constitution from an earnings point of view is continuing.

On February 21, 2003, a press release was issued announcing that the Board of Directors of 1st Constitution Bancorp had rejected, for the second time, an unsolicited offer to be acquired by a northern New Jersey bank holding company. The Board concluded after careful review with its outside advisors and its attorneys that this offer was not in the best interest of 1st Constitution’s shareholders, its other constituencies, and was inconsistent with the strategic plan of the company.

1st Constitution was started in 1989 as a community bank. It was formed and capitalized by a local group of businessmen, along with substantial support from the community. The originators saw an opportunity to make a profitable investment, and take advantage of the lack of personal service being provided in the banking industry in the local marketplace, which in part was created by the accelerated number of bank mergers taking place at the time. The founders raised $6 million in capital to start a new bank, and hired an experienced president to build the organization and create a profitable enterprise.

During the first six years of its existence the Bank grew, but did not keep pace with its peers in the marketplace. The Board carefully monitored the institution’s progress and recognized that its performance was below expectations. In late 1995, the Board engaged an investment banking firm to value the Company and explore all of its alternatives. After considering all of the alternatives, the Bank decided to form a new management team, which resulted in the current president and chief executive officer joining the institution in September of 1996. Since that time there has been steady progress in asset, deposits, and earnings growth. For the last five years, the Company has experienced a compounded growth rate in net income of 35 percent. Furthermore, as to the creation of value for the company’s investors, if an investor purchased 1,000 shares of our organization’s stock at December 31, 1997 and held this investment for five years, the initial investment of $8,620 (1,000 @$8.62) would have grown to $38,078 at December 31, 2002 (1,337 @$28.48), or a growth of 341 percent.

1st Constitution has grown its assets, increased its number of branch banking offices, and expanded its business segments. All of this effort was driven by the bank’s strategic plan, focusing on the banking needs of consumers and small business, and producing returns which increase shareholder value.

The Board’s view is that based on the institution’s historical net income and asset growth rates, which have exceeded 20 percent per year over the past five years compounded, the return to shareholders and the intrinsic value of the Company will be maximized by remaining independent. The Board, including the bank’s directors, is unanimous in its opinion that 1st Constitution’s strategic plan represents a sound financial plan for the company which is intended to produce long term value for its shareholders.

The Company’s strategic plan is to grow in Middlesex, Mercer and Somerset Counties, and towards that end, anticipates opening three new branch banking offices during 2003. This will bring 1st Constitution’s branch office compliment to nine offices, which will further add to the franchise value of the Company. Management continues to be focused on its core constituency, the local retail customers and small and middle market businesses, and on building long-term relationships with those constituencies, which will further support its overall goal of creating consistent long-term profitability.

Although the future is hard to predict, based on management’s ability to grow the franchise historically, it is the Board’s opinion that management will be able to successfully execute its strategic plan during the balance of 2003 and beyond.

On behalf of the Board, I want to personally thank you for your continued support. We will continue to communicate with you, and keep you advised of any other course of events as they develop, and encourage you to communicate with us should you have any questions or issues which require clarification. I can be reached during business hours at 609-655-4500, and I invite your direct contact.

Very truly yours, On Behalf of the Board of Directors of 1st Constitution Bancorp
1st Constitution Bancorp
Robert F. Mangano Charles S. Crow III
—————————————— Edward D. Knapp
Robert F. Mangano Robert F. Mangano
President William M. Rue
Frank E. Walsh III

1st Constitution Bank
C. Malcolm Bash
Peter A. Cantu
Charles S. Crow III
Harvey W. Gleeksman
Robert H. Greenwood
Edward D. Knapp
Robert F. Mangano
William M. Rue
Roy D. Tartaglia
Frank E. Walsh III
Barry Weshnak

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect”, “look”, “believe”, “anticipate”, “may”, “will”, or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1st Constitution assumes no obligation for updating any such forward-looking statements at any time.